Exhibit 99.1
Essential Properties Realty Trust, Inc. Announces Quarterly Dividend of $0.31 per Share for the First Quarter of 2026

March 9, 2026

PRINCETON, N.J.—(BUSINESS WIRE)— Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.31 per share of common stock for the first quarter of 2026. On an annualized basis, the first quarter 2026 dividend of $0.31 equals $1.24 per share of common stock. The dividend is payable on April 14, 2026, to stockholders of record as of the close of business on March 31, 2026.

About Essential Properties Realty Trust, Inc.
Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of December 31, 2025, the Company’s portfolio consisted of 2,300 freestanding net lease properties with a weighted average lease term of 14.4 years and a weighted average rent coverage ratio of 3.6x. In addition, as of December 31, 2025, the Company’s portfolio was 99.7% leased to tenants operating 659 different concepts across 48 states.

Investor/Media:
Essential Properties Realty Trust, Inc.
Sheryl Kaul
Director, Financial Planning & Data Analytics
609-436-0619
investors@essentialproperties.com
Source: Essential Properties Realty Trust, Inc.